Exhibit 4 (b)
                                 AMENDMENT NO. 3

                       WARRANTECH CORPORATION 401(K) PLAN



The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended effective October 7, 2003, as follows:

By striking the next to last paragraph from the EMPLOYER CONTRIBUTIONS SECTION of Article III and substituting the following:

         The Employer may make all or any portion of the following Contributions to the Trustee in the form of either cash or Qualifying Employer Securities.

         Matching Contributions
         Qualified Matching Contributions

By striking the subparagraph (c) from the INVESTMENT AND TIMING OF CONTRIBUTIONS SECTION of Article VI and substituting the following:

         (c) Matching Contributions and Qualified Matching Contributions: The Trustee shall direct the investment of such Matching Contributions and Qualified Matching Contributions to purchase Money Market Funds. Any Matching Contribution and Qualified Matching Contributions invested in this manner shall be subject to the investment direction of the Participant.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All over provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to on or before of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisor, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this 21st day of October, 2003

                                                     WARRANTECH CORPORATION

                                                     By /s/ Richard Gavino
                                                     E.V.P./C.F.O.




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